Exhibit 23.1.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2011, with respect to the financial statements and internal control over financial reporting included in the Annual Report of Osiris Therapeutics, Inc. on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Osiris Therapeutics, Inc. on Forms S-8 (Nos. 333-167652, 333-137952 and 333-137953) and on Form S-3 (No. 333-148750).

/s/ Grant Thornton LLP

Baltimore, Maryland

March 14, 2011